Exhibit 16.1

Deloitte & Touche LLP Suite 3300 127 Public Square Cleveland, OH 44114-1291 USA Tel: +1 216 589 1300 Fax: +1 216 589 1369 www.deloitte.com

February 5, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Shiloh Industries, Inc.’s Form 8-K dated February 1, 2007 and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and the second, third, fourth and sixth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Cleveland, Ohio

Member of Deloitte Touche Tohmatsu